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                                                                   Exhibit 10.24

July 3, 2003

Mr. Doug Sabella
21771 Congress Hall Lane
Saratoga, CA 95070

Re: Employment Terms

Dear Doug:

Terayon Communication Systems, Inc. (hereafter referred to as "Terayon" or "The Company") is pleased to offer you the position of Chief Operating Officer on the following terms.

You will work at 4988 Great America Parkway in Santa Clara, California and report to Dr. Zaki Rakib, the Company's Chief Executive Officer. As the Chief Operating Officer of the Company, you will have the following organizations reporting to you, directly or indirectly: sales, marketing, product management, customer service and support, manufacturing operations and engineering but excluding the Company's CTO.

Your base compensation will be $300,000, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the standard Company benefits. Details about these benefit plans will be available for your review upon request. You will be eligible to participate in Terayon's management incentive plan. Your target incentive compensation for fiscal 2003 is 50% of your base earnings.

Pursuant to Terayon's stock option plan and subject to the approval of Terayon's Board of Directors, you will receive an option to purchase 500,000 shares of Terayon's Common Stock. The exercise price per share of the stock granted subject to this option will be equal to the fair market value of Terayon's Common Stock on the date of grant as determined by the Board of Directors. Your option grant will vest over a four (4) year period, with 1/4th or 25% of the total option shares vesting on the first anniversary of your employment start date with the Company and 1/48th of the total option shares vesting monthly thereafter.

As a Terayon employee, you will be expected to abide by Company rules and regulations and to sign and comply with a Proprietary Information and Inventions Agreement that prohibits unauthorized use or disclosure of proprietary information of Terayon.

Normal working hours are from 8:00am to 5:00pm, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Terayon at any time and for any reason whatsoever simply by notifying Terayon. Likewise, your employment with Terayon is at will, and Terayon may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a written format signed by the Chief Executive Officer or the President of Terayon.

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Notwithstanding the at will employment relationship between you and Terayon,
Terayon agrees that, in the event your employment with the Company is terminated by the Company for any reason other than for Cause, as hereinafter defined, or in the case of Constructive Termination, as hereinafter defined, then you will be entitled to a severance payment equal to twelve (12) months of base salary, which amount will be payable in a lump sum or semi-monthly over the twelve (12) month period, in the Company's sole discretion. In addition to this severance payment, in the event of the foregoing, the Company will provide you with continuation of your benefits, at the Company's expense, for the duration of such twelve (12) month period.

For purposes of the foregoing, "Cause" is defined as (i) the commission by you of a crime against the Company; (ii) the conviction of you of a crime involving moral turpitude; (iii) the willful failure by you to perform your duties as Chief Operating Officer of the Company, as determined by the Board of Directors, which failure continues for more than five (5) business days after notice is given and (iv) the engagement by you in misconduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, as determined by the Board of Directors.

Moreover, for purposes of the foregoing, "Constructive Termination" is defined as (i) a material and adverse change in your duties as Chief Operating Officer, your reporting relationships and your location of employment (i.e., Santa Clara, California) and (ii) an adverse change in your title or base salary.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. No modification of or amendment to this letter, nor any waiver of any rights under this letter, will be effective unless in writing and signed by Terayon. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it by July 3, 2003, if you wish to accept employment at Terayon under the terms described above. We would like you to start on or before July 14, 2003.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Zaki Rakib
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Zaki Rakib
Chief Executive Officer

ACCEPTED BY:

/s/ Doug Sabella                                  JULY 3, 2003
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Doug Sabella                                      Date